Exhibit 10.11

HUTCHINSON TECHNOLOGY INCORPORATED

1996 INCENTIVE PLAN

(As Amended and Restated October 10, 2008)

*[Form of]*

Non-Statutory Stock Option Agreement

(Director)

Name of Optionee:	*[Optionee’s Name]*
No. of Shares Covered:	*[Number of shares]*
Exercise Price Per Share:	$*[ ]*
Date of Grant:	*[Date]*
Expiration Date:	*[Date]*

This is a Non-Statutory Stock Option Agreement (“Agreement”) between Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), and the optionee identified above (the “Optionee”), effective as of the date of grant specified above. Unless the context indicates otherwise, terms that are not defined in this Agreement will have the meaning set forth in the Plan as it currently exists or as it is amended in the future. For purposes of the Plan and this Agreement, as provided in Section 4 of the Plan, service as a director of the Company constitutes employment with the Company for purposes hereof.

Recitals

WHEREAS, the Company maintains the Hutchinson Technology Incorporated 1996 Incentive Plan (As Amended and Restated October 10, 2008) (the “Plan”); and

WHEREAS, awards may be granted pursuant to the Plan to non-employee directors of the Company; and

WHEREAS, the Optionee is eligible to receive an award under the Plan in the form of a non-statutory stock option (the “Option”).

NOW, THEREFORE, the Company hereby grants this Option to the Optionee under the terms and conditions as follows.

Terms and Conditions

1.	Grant. The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement.

2.	Exercise Price. The price to the Optionee of each Share subject to this Option will be the exercise price specified at the beginning of this Agreement (which price may not be less than the Fair Market Value of a Share as of the date of grant).

3.	Non-Statutory Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Exercise Schedule. This Option will vest (a) as to 50% of the Shares covered hereby, on the second anniversary of the date of the grant of this Option, and (b) as to the remaining 50% of the Shares covered hereby, on the third anniversary of the date of the grant of this Option. If this Option has not expired prior thereto, it may be exercised in whole or in part with respect to any Shares as to which this Option has vested.

This Option may also be exercised under the circumstances described in Sections 8 and 9 of this Agreement if it has not expired prior thereto.

5.	Expiration. This Option will expire at 5:00 p.m. Central Time on the earliest of:

(a)	the expiration date specified at the beginning of this Agreement;

(b)	the last day of the period following the termination of employment of the Optionee during which this Option can be exercised (as specified in Section 7 of this Agreement); or

(c)	the date (if any) fixed for cancellation pursuant to Section 9 of this Agreement.

In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6.	Procedure to Exercise Option.

Method of Exercise. This Option may be exercised by delivering written or electronic notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Vice President, Human Resources or the party designated by such officer (which written or electronic notice will state the number of Shares to be purchased and must be signed or otherwise authenticated by the person exercising this Option), or by such other means as the Board or Committee may approve. If the person exercising this Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise this Option.

Tender of Payment. Upon giving notice of any exercise hereunder, the Optionee will provide for payment of the purchase price of the Shares being purchased through one or a combination of the following methods:

(a)	cash;

(b)	to the extent permitted by law, a broker-assisted cashless exercise in which the Optionee irrevocably instructs a broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise (or a loan secured by such Shares) to the Company in payment of the purchase price of such Shares;

(c)	by delivery to the Company or its designated agent of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares; or

(d)	by a reduction in the number of Shares delivered to the Optionee upon exercise, such number of Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares.

Notwithstanding the foregoing, the Optionee may not pay any portion of the purchase price with Shares if the Committee, in its sole discretion, determines that payment in such manner is undesirable.

Issuance of Shares. As soon as practicable after the Company receives notice of the exercise in a manner approved by the Board or Committee and the purchase price provided for above, it will arrange for the delivery of the Shares being purchased in accordance with the delivery instructions related to such notice. The Company will pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may determine to be necessary or desirable.

7.	Employment Requirement. This Option may be exercised only while the Optionee remains employed with the Company, and only if the Optionee has been continuously so employed since the date of this Agreement; provided that:

(a)	if the Optionee’s employment ends for a reason other than Cause, death or disability, then this Option may be exercised for one of the following periods after the day the Optionee’s employment ends, but only to the extent that it was exercisable immediately prior to such termination of employment:

i.	three months; or

ii.	three years if the Optionee has served as a director of the Company for at least five years (whether or not consecutive); or

iii.	until the expiration date specified at the beginning of this Agreement if the Optionee has served as a director of the Company for at least five years (whether or not consecutive) and is at least age 65 at the time service as a director ends;

(b)	this Option may be exercised within three years after the Optionee’s employment by the Company ceases if such cessation is because of death or disability; and

(c)	if the Optionee’s employment terminates after a declaration made pursuant to Section 13 of the Plan in connection with an Event, this Option may be exercised at any time permitted by such declaration.

Notwithstanding the above, this Option may not be exercised after the expiration date specified at the beginning of this Agreement.

8.	Acceleration of Option. This Option may be exercised in full, regardless of whether such exercise occurs prior to a date on which this Option would otherwise vest, upon termination of the Optionee’s employment with the Company due to the death or disability of the Optionee; provided that the Optionee has been continuously employed by the Company between the date of this Agreement and the date of such death or disability.

9.	Change in Control. In the event there is a Change in Control of the Company during the term of this Option, the effect of that Change in Control shall be as provided in Section 12 of the Plan as in effect on the date of this Agreement. In connection with a proposed Change in Control of the Company that would also constitute an Event, any of the actions described in Section 13 of the Plan as in effect on the date of this Agreement may be taken.

10.	Limitation on Transfer. Except as otherwise provided in this Section 10, while the Optionee is alive, only the Optionee or his/her guardian or legal representative may exercise this Option. Except as otherwise provided in this Section 10, this Option may not be assigned or transferred other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. This Option may be transferred at any time that it remains outstanding and unexpired to (a) any member of the Optionee’s “immediate family” (as such term is defined in Rule 16a-1(e) promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation), (b) one or more trusts whose beneficiaries are members of the Optionee’s “immediate family” or the Optionee, or (c) partnerships in which such family members or the Optionee are the only partners; provided, however, that the Optionee receives no consideration for the transfer. Following any such transfer, this Option, when held by any such permitted transferee, shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

11.	No Shareholder Rights Before Exercise. No person may have any of the rights of a shareholder of the Company with respect to any Share subject to this Option until the Share is actually issued to him/her upon exercise of this Option.

12.	Changes in Capitalization. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the corporate structure or Shares of the Company, such adjustments as are authorized pursuant to Section 14 of the Plan shall be made as to the number and kind of securities issuable upon exercise of this Option and the exercise price hereof in order to prevent dilution or enlargement of rights of the Optionee.

13.	Interpretation of This Agreement. All decisions and interpretations made by the Board or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

14.	Discontinuance of Employment. This Agreement does not give the Optionee a right to continued employment with the Company, and the Company may terminate his/her employment at any time and otherwise deal with the Optionee without regard to the effect it may have upon him/her under this Agreement.

15.	Option Subject to Plan, Articles of Incorporation and By-Laws. The Optionee acknowledges that this Option and the exercise thereof is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

16.	Obligation to Reserve Sufficient Shares. The Company will at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

17.	Binding Effect. This Agreement is binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

18.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and will be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Optionee and the Company have executed this Agreement as of the      day of                     , 20    .

*[OPTIONEE’S NAME]*

HUTCHINSON TECHNOLOGY INCORPORATED

*[Name of Authorized Officer]*
*[Title of Authorized Officer]*